Exhibit 99.1

Contact:
Dave Ryan	980.299.5641

Albemarle continues to deliver year over year revenue growth

CHARLOTTE, NC - May 8, 2019 –

First quarter 2019 highlights:

•	First quarter net sales were $832.1 million; earnings were $1.26 per diluted share

•	Net sales grew 6% and adjusted diluted EPS by 4%, excluding foreign exchange and divested businesses

•	Confirmed full year outlook of adjusted diluted earnings per share between $6.10 and $6.50

•	Broke ground on Kemerton lithium hydroxide conversion plant in Western Australia, with commissioning expected to start in stages during the course of 2021

•	Increased dividends to shareholders by 10%

	Three Months Ended
	March 31,
In thousands, except per share amounts	2019	2018
Net sales	$832,064	$821,629
Net income attributable to Albemarle Corporation	$133,569	$131,760
Adjusted EBITDA	$225,867	$248,718
Diluted earnings per share	$1.26	$1.18
Non-operating pension and OPEB items(a)	(0.01)	(0.02)
Non-recurring and other unusual items(a)	(0.02)	0.14
Adjusted diluted earnings per share(b)	$1.23	$1.30

(a)	See Non-GAAP Reconciliations for a description of the Non-operating pension and OPEB items and Non-recurring and other unusual items.

(b)	Totals may not add due to rounding.

Albemarle Corporation (NYSE: ALB) reported first quarter 2019 net sales of $832.1 million, earnings of $133.6 million and adjusted EBITDA of $225.9 million.

“In the first quarter, Albemarle delivered adjusted diluted EPS of $1.23, in-line with our March press release,” said Luke Kissam, Albemarle's CEO. “Lithium pricing was up year-over-year, while Catalysts and Bromine Specialties performed well, with both benefiting from increases in volume and price. We remain confident in our expectations for the full year, and committed to our long-term strategy that positions us for continued growth.”

Outlook

With first quarter 2019 performance as expected, we confirm our guidance as follows:

	2019 Outlook	vs Full Year 2018
Net sales	$3.65 - $3.85 billion	8% - 14%
Adjusted EBITDA	$1,070 - $1,140 million	6% - 13%
Adjusted EPS (per diluted share)	$6.10 - $6.50	11% - 19%

Results

First quarter 2019 earnings were $133.6 million, or $1.26 per diluted share, compared to $131.8 million, or $1.18 per diluted share in the first quarter 2018. The increase in 2019 was primarily driven by earnings growth in our Bromine Specialties reportable segment and the impact of legal and environmental accruals recorded in 2018, partially offset by lower Lithium sales volume, unfavorable currency exchange impacts and increased Corporate costs. In addition, first quarter 2019 results as compared to 2018 were negatively impacted by the divestiture of the polyolefin catalysts and components portion of the Performance Catalyst Solutions (“PCS”) business to W.R. Grace & Co. during 2018 (“Polyolefin Catalysts Divestiture”), which had first quarter 2018 net sales and adjusted EBITDA of $27.1 million and $10.9 million, respectively. First quarter 2019 adjusted EBITDA decreased by $22.9 million, or 9.2%, compared to the prior year. First quarter 2019 adjusted net income was $131.0 million, or $1.23 per diluted share, compared to $145.2 million, or $1.30 per diluted share, for first quarter 2018, a decrease of 5.4%. See Non-GAAP Reconciliations for further details. The Company reported net sales of $832.1 million in first quarter 2019, up 1.3% from net sales of $821.6 million in the first quarter of 2018, driven by the favorable impact of sales pricing in each of our reportable segments and increased sales volume in Bromine Specialties and Catalysts, partially offset by the impact of the Polyolefin Catalysts Divestiture and lower sales volume in Lithium.

Quarterly Segment Results

Lithium reported net sales of $291.9 million in the first quarter of 2019, a decrease of 2.1% from first quarter 2018 net sales of $298.0 million. The $6.1 million decrease in net sales as compared to prior year was primarily due to lower sales volume driven by the impact of a rain event in Chile, and $5.7 million of unfavorable currency exchange impacts, partially offset by favorable pricing impacts. Adjusted EBITDA for Lithium was $115.6 million, a decrease of 11.8% from first quarter 2018 results of $131.0 million. The $15.4 million decrease in adjusted EBITDA as compared to the prior year was primarily due to increased costs of goods sold, mainly related to the higher input costs, and lower sales volume. This was partially offset by favorable pricing, lower selling, general and administrative costs and research and development spend and $2.0 million of favorable currency impacts.

Bromine Specialties reported net sales of $249.1 million in the first quarter of 2019, an increase of 10.4% from first quarter 2018 net sales of $225.6 million. The $23.4 million increase in net sales as compared to the prior year was primarily due to increased sales volume and favorable pricing, partially offset by $3.0 million of unfavorable currency exchange impacts. Adjusted EBITDA for Bromine Specialties was $78.6 million, an increase of 12.3% from first quarter 2018 results of $70.0 million. The $8.6 million increase in adjusted EBITDA as compared to the prior year was primarily due to higher sales volume and favorable pricing impacts, partially offset by higher production costs, raw materials and $2.7 million of unfavorable currency impacts.

Catalysts reported net sales of $251.6 million in the first quarter of 2019, a decrease of 3.5% from net sales of $260.7 million in the first quarter of 2018. The $9.1 million decrease in net sales as compared to the prior year was primarily due to the impact of the Polyolefin Catalysts Divestiture and $4.6 million of unfavorable currency exchange impacts, partially offset by higher sales volume and favorable pricing impacts. Adjusted EBITDA for Catalysts was $60.1 million in the first quarter of 2019, a decrease of 11.4% from first quarter 2018 results of $67.8 million. The $7.8 million decrease in adjusted EBITDA as compared to the prior year was primarily due to the impact of the Polyolefin Catalysts Divestiture, higher material costs and $2.6 million of unfavorable currency exchange impacts, partially offset by higher sales volume and favorable pricing impacts.

All Other net sales were $39.5 million in the first quarter of 2019, an increase of 6.2% from net sales of $37.2 million in the first quarter of 2018. The $2.3 million increase in net sales as compared to the prior year was primarily due to increased sales volume and favorable pricing in our fine chemistry services business. All Other adjusted EBITDA was $7.2 million in the first quarter of 2019, an increase from first quarter 2018 results of $3.9 million. The $3.4 million increase in adjusted EBITDA as compared to the prior year was primarily due to increased sales volume, favorable pricing and lower spend in our fine chemistry services business.

Corporate Results

Corporate adjusted EBITDA was a charge of $35.7 million in the first quarter of 2019 compared to a charge of $24.0 million in the first quarter of 2018. The change was primarily due to higher selling, general and administrative spending for professional services and $2.5 million of unfavorable currency exchange impacts.

Income Taxes

Our effective income tax rates for the first quarter of 2019 and 2018 of 24.4% and 14.7%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see Non-GAAP Reconciliations). The increase in the effective tax rate in the first quarter of 2019 compared to 2018 was impacted by a variety of factors, primarily stemming from a change in the geographic mix of earnings and discrete net tax expenses primarily related to uncertain tax positions for the first quarter of 2019, compared to discrete tax benefits for the U.S. Tax Cuts and Jobs Act (“TCJA”) adjustments and excess tax benefits from stock-based compensation arrangements for the first quarter of 2018. Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 22.5% and 23.1% for the first quarter of 2019 and 2018, respectively, and continue to be influenced by the level and geographic mix of income.

Cash Flow

Our cash from operations was approximately $54.9 million for the three months ended March 31, 2019, a decrease of $66.6 million versus the same period in 2018, primarily due to lower cash earnings in our Lithium reportable segment, lower dividends received from unconsolidated investments and higher cash taxes paid. Capital expenditures were $216.1 million as compared to $131.8 million in the first quarter of 2018, with the increase driven largely by expansion in our Lithium business.

We had $465.3 million in cash and cash equivalents at March 31, 2019, as compared to $555.3 million at December 31, 2018. During the first three months of 2019, cash on hand, cash provided by operations and commercial paper note borrowings funded dividends to shareholders of $35.4 million, in addition to capital expenditures.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2019 will be discussed on a conference call at 9:00 AM Eastern time on May 9, 2019. The call can be accessed by dialing 844-347-1034 (International Dial-In # 209-905-5910), and entering conference ID 3266768. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,600 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects form terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$832,064	$821,629
Cost of goods sold	548,578	516,650
Gross profit	283,486	304,979
Selling, general and administrative expenses	113,355	101,370
Research and development expenses	14,977	20,986
Operating profit	155,154	182,623
Interest and financing expenses	(12,586)	(13,538)
Other income (expenses), net	11,291	(30,476)
Income before income taxes and equity in net income of unconsolidated investments	153,859	138,609
Income tax expense	37,514	20,361
Income before equity in net income of unconsolidated investments	116,345	118,248
Equity in net income of unconsolidated investments (net of tax)	35,181	20,677
Net income	151,526	138,925
Net income attributable to noncontrolling interests	(17,957)	(7,165)
Net income attributable to Albemarle Corporation	$133,569	$131,760
Basic earnings per share	$1.26	$1.19
Diluted earnings per share	$1.26	$1.18

Weighted-average common shares outstanding – basic	105,799	110,681
Weighted-average common shares outstanding – diluted	106,356	111,867

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$465,274	$555,320
Other current assets	1,521,902	1,443,101
Total current assets	1,987,176	1,998,421
Property, plant and equipment	4,983,385	4,799,063
Less accumulated depreciation and amortization	1,813,195	1,777,979
Net property, plant and equipment	3,170,190	3,021,084
Other assets and intangibles	2,713,696	2,562,169
Total assets	$7,871,062	$7,581,674
LIABILITIES AND EQUITY
Current portion of long-term debt	$425,684	$307,294
Other current liabilities	852,507	875,879
Total current liabilities	1,278,191	1,183,173
Long-term debt	1,393,904	1,397,916
Other noncurrent liabilities	943,951	858,495
Deferred income taxes	390,977	382,982
Albemarle Corporation shareholders’ equity	3,672,274	3,585,321
Noncontrolling interests	191,765	173,787
Total liabilities and equity	$7,871,062	$7,581,674

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash and cash equivalents at beginning of year	$555,320	$1,137,303
Cash and cash equivalents at end of period	$465,274	$692,188
Sources of cash and cash equivalents:
Net income	$151,526	$138,925
Proceeds from sale of property and equipment	10,356	—
Other borrowings, net	118,223	—
Dividends received from unconsolidated investments and nonmarketable securities	3,034	25,462
Proceeds from exercise of stock options	2,676	646
Uses of cash and cash equivalents:
Working capital changes	(122,939)	(95,050)
Capital expenditures	(216,132)	(131,815)
Repayments of other borrowings, net	—	(381,159)
Pension and postretirement contributions	(3,555)	(3,548)
Dividends paid to shareholders	(35,387)	(35,382)
Dividends paid to noncontrolling interests	—	(7,378)
Non-cash and other items:
Depreciation and amortization	49,283	50,330
Gain on sale of property	(11,079)	—
Pension and postretirement expense (benefit)	578	(890)
Deferred income taxes	7,580	29,067
Equity in net income of unconsolidated investments (net of tax)	(35,181)	(20,677)

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net sales:
Lithium	$291,886	$298,032
Bromine Specialties	249,052	225,639
Catalysts	251,648	260,717
All Other	39,478	37,165
Corporate	—	76
Total net sales	$832,064	$821,629

Adjusted EBITDA:
Lithium	$115,616	$131,014
Bromine Specialties	78,597	69,969
Catalysts	60,071	67,830
All Other	7,243	3,862
Corporate	(35,660)	(23,957)
Total adjusted EBITDA	$225,867	$248,718

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also posted in the Investors section of our website at www.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
In thousands, except percentages and per share amounts	2019	2018
Net income attributable to Albemarle Corporation	$133,569	$131,760
Add back:
Non-operating pension and OPEB items (net of tax)	(569)	(1,866)
Non-recurring and other unusual items (net of tax)	(2,012)	15,319
Adjusted net income attributable to Albemarle Corporation	$130,988	$145,213

Adjusted diluted earnings per share	$1.23	$1.30

Weighted-average common shares outstanding – diluted	106,356	111,867

Net income attributable to Albemarle Corporation	$133,569	$131,760
Add back:
Interest and financing expenses	12,586	13,538
Income tax expense	37,514	20,361
Depreciation and amortization	49,283	50,330
EBITDA	232,952	215,989
Non-operating pension and OPEB items	(583)	(2,197)
Non-recurring and other unusual items	(6,502)	34,926
Adjusted EBITDA	$225,867	$248,718

Net sales	$832,064	$821,629
EBITDA margin	28.0%	26.3%
Adjusted EBITDA margin	27.1%	30.3%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended March 31, 2019:
Net income (loss) attributable to Albemarle Corporation	$93,169	$67,480	$47,859	$208,508	$5,206	$(80,145)	$133,569	16.1%
Depreciation and amortization	22,092	11,117	12,212	45,421	2,037	1,825	49,283	5.9%
Non-recurring and other unusual items	355	—	—	355	—	(6,857)	(6,502)	(0.8)%
Interest and financing expenses	—	—	—	—	—	12,586	12,586	1.5%
Income tax expense	—	—	—	—	—	37,514	37,514	4.5%
Non-operating pension and OPEB items	—	—	—	—	—	(583)	(583)	(0.1)%
Adjusted EBITDA	$115,616	$78,597	$60,071	$254,284	$7,243	$(35,660)	$225,867	27.1%

Three months ended March 31, 2018:
Net income (loss) attributable to Albemarle Corporation	$108,334	$59,536	$55,660	$223,530	$1,760	$(93,530)	$131,760	16.0%
Depreciation and amortization	24,065	10,433	12,170	46,668	2,102	1,560	50,330	6.1%
Non-recurring and other unusual items	(1,385)	—	—	(1,385)	—	36,311	34,926	4.3%
Interest and financing expenses	—	—	—	—	—	13,538	13,538	1.7%
Income tax expense	—	—	—	—	—	20,361	20,361	2.5%
Non-operating pension and OPEB items	—	—	—	—	—	(2,197)	(2,197)	(0.3)%
Adjusted EBITDA	$131,014	$69,969	$67,830	$268,813	$3,862	$(23,957)	$248,718	30.3%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2019	2018
Interest cost	$8,869	$8,569
Expected return on assets	(9,452)	(10,766)
Total	$(583)	$(2,197)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2019	2018
Acquisition and integration related costs(1)	$0.04	$0.02
Gain on sale of property(2)	(0.08)	—
Legal accrual(3)	—	0.12
Environmental accrual(4)	—	0.11
Other(5)	(0.01)	—
Discrete tax items(6)	0.03	(0.11)
Total non-recurring and other unusual items	$(0.02)	$0.14

(1)
Acquisition and integration related costs for the three months ended March 31, 2019 and 2018 related to various significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended
	March 31,
	2019	2018
Acquisition and integration related costs:
Cost of goods sold	$—	$1.0
Selling, general and administrative expenses	5.3	1.2
Total	$5.3	$2.2
Total acquisition and integration related costs, after income taxes	$4.1	$1.9
Total acquisition and integration related costs, per diluted share	$0.04	$0.02

(2)
Included in Other income (expenses), net, for the three months ended March 31, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(3)
Included in Other income (expenses), net, for the three months ended March 31, 2018 is a charge of $17.6 million ($13.6 million after income taxes, or $0.12 per share) for a legal expense relating to a jury rendered verdict against Albemarle related to certain business concluded under a 2014 sales agreement for products that Albemarle no longer manufactures. This matter was resolved and paid in 2018.

(4)
Increase in environmental reserve of $15.6 million ($12.0 million after income taxes, or $0.11 per share) to indemnify the buyer of a formerly owned site recorded in Other income (expenses), net. As defined in the agreement of sale, this indemnification has a set cutoff date in 2024, at which point we will no longer be required to provide financial coverage.

(5)	Other adjustments for the three months ended March 31, 2019 included amounts recorded in:

•	Cost of goods sold - $0.4 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.

•	Selling, general and administrative expenses - $0.5 million related to expected severance payments as part of a business reorganization plan.

•	Other income (expenses), net - $1.6 million of a net gain resulting from the revision of indemnifications and other liabilities related to previously disposed businesses.
After income taxes, this net gain totaled $0.8 million, or $0.01 per share.

Other adjustments for the three months ended March 31, 2018 included amounts recorded in:

•	Cost of goods sold - $1.1 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture.

•	Selling, general and administrative expenses - $1.4 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year.

•	Other income (expenses), net - $0.2 million of a net gain resulting from the revision of indemnifications and other liabilities related to previously disposed businesses.
After income taxes, these charges totaled less than $0.1 million.

(6)
Included in Income tax expense for the three months ended March 31, 2019 are discrete net tax expenses of $3.2 million, or $0.03 per share, primarily related to expenses for uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements. Included in Income tax expense for the three months ended March 31, 2018 are discrete net tax benefits of $12.1 million, or $0.11 per share, primarily related to discrete tax benefits of $6.5 million for adjustments related to the accounting for the TCJA and a benefit of $6.6 million from excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2019:
As reported	$153,859	$37,514	24.4%
Non-recurring, other unusual and non-operating pension and OPEB items	(7,085)	(4,504)
As adjusted	$146,774	$33,010	22.5%

Three months ended March 31, 2018:
As reported	$138,609	$20,361	14.7%
Non-recurring, other unusual and non-operating pension and OPEB items	32,729	19,276
As adjusted	$171,338	$39,637	23.1%